Exhibit 99.1

Mindspeed Reports Fiscal First Quarter 2010 Results

Fiscal Second Quarter of 2010 Product Revenues Expected to Grow Sequentially between 5 and 9 Percent and Year-over-Year between 47 and 52 Percent

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--January 25, 2010--Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today reported results for its fiscal first quarter of 2010, which ended on January 1, 2010, and are consistent with the company’s preliminary results announced on January 13, 2010.

Fiscal First Quarter 2010 Financial Highlights:

  Total Revenue: $37.0 million, up 7 percent from the prior fiscal quarter
  Non-GAAP Gross Margin: 63.7 percent, up from 62.4 percent in the prior fiscal quarter; GAAP Gross Margin: 63.6 percent, up from 62.3 percent in the prior fiscal quarter
  Non-GAAP Operating Margin: 6 percent, up from 2 percent in the prior fiscal quarter; GAAP Operating Margin: 1 percent, up from (1) percent in the prior fiscal quarter
  Non-GAAP earnings per share of $0.07; GAAP net loss per share of $(0.01)
  Generated approximately $1.1 million of cash, after taking into account debt retirement of $10.5 million; Ended the fiscal first quarter of 2010 with cash and cash equivalents totaling $11.5 million

Revenues for the fiscal first quarter of 2010 were $37.0 million and increased sequentially by 7 percent from revenues of $34.7 million in the prior fiscal quarter and increased year-over-year by 21 percent from revenues of $30.7 million in the fiscal first quarter of 2009. Revenues for the first quarter of fiscal 2009 included $3.0 million of patent sales.

The company’s non-GAAP gross margin was $23.6 million, or 63.7 percent of revenues, for the fiscal first quarter of 2010. This is compared to the company’s non-GAAP gross margin of $21.7 million, or 62.4 percent of revenues, for the prior fiscal quarter. Presented on a GAAP basis, gross margin for the fiscal first quarter of 2010 was $23.6 million, or 63.6 percent of revenues, compared to $21.7 million, or 62.3 percent of revenues, for the prior fiscal quarter.

Revenues from multiservice access Voice-over-IP (VoIP) processor solutions contributed 38 percent of fiscal first quarter of 2010 product revenues and decreased 2 percent sequentially from the prior fiscal quarter, while revenues from high-performance analog products increased 11 percent sequentially from the prior fiscal quarter and represented 31 percent of product revenues. Wide area networking communications revenues contributed the remaining 31 percent of fiscal first quarter of 2010 product revenues and increased 14 percent sequentially from the prior fiscal quarter.

Total non-GAAP operating expenses for the fiscal first quarter of 2010 were $21.3 million, up $0.2 million, or approximately 1 percent, sequentially from $21.1 million in the prior fiscal quarter. Total GAAP operating expenses for the fiscal first quarter of 2010 were $23.1 million, up $1.1 million when compared to total GAAP operating expenses for the prior fiscal quarter, due primarily to a restructuring charge of $0.9 million.

Non-GAAP operating income for the fiscal first quarter of 2010 was $2.3 million, compared to a non-GAAP operating income of $0.6 million for the prior fiscal quarter. On a GAAP basis, the operating income for the fiscal first quarter of 2010 was $0.5 million, compared to operating loss of $0.3 million in the prior fiscal quarter.

The company’s non-GAAP net income for the fiscal first quarter of 2009 was $1.9 million, or $0.07 per share. This compares to a non-GAAP net loss for the prior fiscal quarter of $0.1 million, or $(0.00) per share. Presented on a GAAP basis, the company reported a net loss of $0.2 million, or $(0.01) per share, for the fiscal first quarter of 2010, which includes stock-based compensation expense, asset impairments and restructuring charges, among other items. This compares to a GAAP net loss of $1.3 million, or $(0.05) per share, for the prior fiscal quarter, which includes employee separation costs and stock-based compensation expense, among other items. Reconciliations of the non-GAAP measures to GAAP measures are included in the accompanying financial data.

In the fiscal first quarter of 2010, the company generated approximately $1.1 million of cash, excluding the payment of $10.5 million to retire matured convertible debt. The company ended the quarter with cash and cash equivalents totaling $11.5 million. Additionally, Mindspeed’s current liquidity position includes a line of credit of up to $15.0 million, currently un-drawn, with Silicon Valley Bank.

Commentary

“The fiscal first quarter of 2010 was another great quarter of execution for Mindspeed, continuing our progress towards our target operating model with continued revenue growth, non-GAAP gross margin improvement, operating expense discipline and growing cash generation. We achieved a record non-GAAP operating margin of 6 percent, and we exceeded our expectations by delivering non-GAAP earnings per share of $0.07 cents. We believe that we can continue to deliver increasing leverage from our business model, as we believe we are well positioned in several exciting growth product cycles and are comfortable with maintaining operating expenses at their current levels for the remainder of this fiscal year,” said Raouf Y. Halim, Mindspeed’s chief executive officer.

Outlook

Mindspeed expects fiscal second quarter of 2010 revenues to grow between 5 and 9 percent, or to approximately $38.9 million to $40.3 million, from the fiscal first quarter of 2010, excluding any potential patent sales. The company expects fiscal second quarter of 2010 non-GAAP gross margin to be in the range of 63.5 to 64.0 percent, excluding any potential patent sales. The company also expects non-GAAP operating expenses to be approximately $21.4 million in the fiscal second quarter of 2010.

Fiscal First Quarter 2010 Conference Call

Mindspeed will conduct a conference call announcing its fiscal first quarter 2010 results on Monday, January 25, 2010, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. To listen to the conference call via telephone, call 800-593-9968 (domestic) or 210-795-2680 (international); password: Mindspeed. To listen via the Internet, please visit the Investors section of Mindspeed's web site at www.mindspeed.com. Replay of the conference will be available via telephone one hour after it concludes for a period of 30 days by calling 888-568-0879 (domestic) or 203-369-3206 (international). Replay will also be available on Mindspeed’s web site at www.mindspeed.com during such 30 day period.

About Mindspeed Technologies

Mindspeed Technologies, Inc. designs, develops and sells semiconductor solutions for communications applications in the wireline and wireless network infrastructure, which includes today's separate but interrelated and converging enterprise, broadband access, metropolitan and wide area networks. Our products are classified into three focused product families: multiservice access, high--performance analog and wide area networking communications. Our products are sold to original equipment manufacturers (OEMs) for use in a variety of network infrastructure equipment, including voice and media gateways, high--speed routers, switches, access multiplexers, cross--connect systems, add--drop multiplexers, digital loop carrier equipment, IP private branch exchanges (PBXs), optical modules, broadcast video systems and wireless base station equipment.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the company's expectations, goals or intentions, including but not limited to, statements under the headings “Commentary” and “Outlook” regarding continuing progress towards the company’s target operating model, revenue growth, gross-margin improvement, operating expense discipline and growing cash generation, business trends and economic cycles and expected levels of revenues, gross margin and operating expenses. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: cash requirements and terms and availability of financing; future operating losses; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to utilize our net operating loss carry forwards and certain other tax attributes; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; and business acquisitions and investments. Risks and uncertainties that could cause the company's actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended October 2, 2009, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

MINDSPEED TECHNOLOGIES, INC.

Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended
	January 1,	October 2,	January 2,
	2010	2009	2009
		(As Adjusted)(*)	(As Adjusted)(*)
Net revenues:
Product	$37,026	$34,743	$27,731
Intellectual property	—	—	3,000
Total net revenues	37,026	34,743	30,731
Cost of goods sold (a)(b)	13,463	13,084	9,749

Gross margin (a)(b)	23,563	21,659	20,982

Operating expenses:
Research and development (a)	12,588	12,109	13,344
Selling, general and administrative (a)	9,634	9,877	11,123
Special charges (c)	860	—	2,305
Total operating expenses	23,082	21,986	26,772

Operating income (loss)	481	(327)	(5,790)

Other (expense) income, net	(625)	(910)	129

Loss before income taxes	(144)	(1,237)	(5,661)

Provision for income taxes	16	93	90

Net loss	$(160)	$(1,330)	$(5,751)

Net loss per share, basic	$(0.01)	$(0.05)	$(0.25)

Weighted-average number of shares used in basic per share computation	28,500	26,024	23,407

(*) On October 3, 2009, the Company adopted FASB ASC 470-20 for the accounting of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements). In accordance with this standard, our prior period financial statements have been adjusted to record a debt discount for the conversion feature and the subsequent amortization to interest expense. The associated increase in our net loss was $0.4 million in the fourth quarter of fiscal 2009 and $2.2 million in the first quarter of fiscal 2009. The increase in our net loss in the first quarter of fiscal 2009 represents both amortization of the debt discounts as well as a reduction in the gain we recorded on our debt extinguishments.

(a) Includes stock-based compensation expense and employer taxes on stock-based compensation.

(b) Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $0.5 million (January 2010), $0.2 million (October 2009), and $0.6 million (January 2009).

(c) Special charges consists of tangible and intangible asset impairments and restructuring charges.

MINDSPEED TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Measures to GAAP Measures
(unaudited, in thousands, except per share amounts)

	Three months ended
	January 1,	October 2,	January 2,
	2010	2009	2009
		(As Adjusted)(*)	(As Adjusted)(*)
Reconciliation of Non-GAAP Gross Margin to GAAP Gross Margin
Non-GAAP gross margin	$23,595	$21,687	$21,173
Items excluded from non-GAAP gross margin:
Stock-based compensation	32	18	35
Employer taxes on stock-based compensation	—	—	1
Amortization of intangible assets (d)	—	—	155
Employee separation costs (e)	—	10	—
Gross margin	$23,563	$21,659	$20,982

Reconciliation of Non-GAAP Operating Expenses to GAAP Operating Expenses
Non-GAAP operating expenses	$21,300	$21,112	$23,565
Items excluded from non-GAAP operating expenses:
Stock-based compensation	908	461	932
Employer taxes on stock-based compensation	—	—	4
Employee separation costs (e)	—	397	(15)
Special charges (f)	860	—	2,305
Employee option exchange costs (g)	14	16	—
Reverse stock split costs (h)	—	—	(19)
Operating expenses	$23,082	$21,986	$26,772

Reconciliation of Non-GAAP Operating Income/(Loss) to GAAP Operating Loss
Non-GAAP operating income/(loss)	$2,295	$575	$(2,392)
Items excluded from non-GAAP operating income/(loss):
Stock-based compensation	940	479	967
Employer taxes on stock-based compensation	—	—	5
Amortization of intangible assets (d)	—	—	155
Employee separation costs (e)	—	407	(15)
Special charges (f)	860	—	2,305
Employee option exchange costs (g)	14	16	—
Reverse stock split costs (h)	—	—	(19)
Operating income/(loss)	$481	$(327)	$(5,790)

Reconciliation of Non-GAAP Net Income/( Loss) to GAAP Net Loss
Non-GAAP net income/(loss)	$1,889	$(82)	$(3,028)
Items excluded from non-GAAP net income/(loss):
Stock-based compensation	940	479	967
Employer taxes on stock-based compensation	—	—	5
Amortization of intangible assets (d)	—	—	155
Employee separation costs (e)	—	407	(15)
Special charges (f)	860	—	2,305
Employee option exchange costs (g)	14	16	—
Reverse stock split costs (h)	—	—	(19)
Gain on debt extinguishment (i)	—	—	(1,121)
Non-cash interest expense on convertible senior notes (j)	235	346	446
Net loss	$(160)	$(1,330)	$(5,751)

Reconciliation of Non-GAAP Net Income/(Loss) Per Share to GAAP Net Loss Per Share
Income/(Loss) per share, basic:
Non-GAAP net income/(loss)	$0.07	$(0.00)	$(0.13)
Adjustments	(0.08)	(0.05)	(0.12)
Net loss	$(0.01)	$(0.05)	$(0.25)

(*) On October 3, 2009, the Company adopted FASB ASC 470-20 for the accounting of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements). In accordance with this standard, our prior period financial statements have been adjusted to record a debt discount for the conversion feature and the subsequent amortization to interest expense. The associated increase in our net loss was $0.4 million in the fourth quarter of fiscal 2009 and $2.2 million in the first quarter of fiscal 2009. The increase in our net loss in the first quarter of fiscal 2009 represents both amortization of the debt discounts as well as a reduction in the gain we recorded on our debt extinguishments.

(d) Amortization of intangible assets reflects amortization expense on purchased intangibles from the acquisition of certain of the assets of Ample in the fourth quarter of fiscal 2007.

(e) Employee separation costs consist of severance benefits payable to certain former employees of the company as a result of organizational changes.

(f) Special charges consists of tangible and intangible asset impairments and restructuring charges.

(g) Employee option exchange costs consist of the costs incurred to implement and account for the employee option exchange program.

(h) Reverse stock split costs consist of the costs incurred to effect and account for the reverse stock split.

(i) Gain on debt extinguishment represents the gain we recorded in connection with extinguishing portions of our convertible debt instrument.

(j) Non-cash interest expense on convertible senior notes represents the amortization of debt discounts recorded in accordance with FASB ASC 470-20, related to the Company’s 3.75% and 6.5% convertible senior notes.

Non-GAAP Measures

We provide non-GAAP measures as a supplement to financial results based on GAAP. A detailed reconciliation of the non-GAAP results to the most directly comparable GAAP measures is set forth above under the heading “Reconciliation of Non-GAAP Measures to GAAP Measures.” Investors are encouraged to review this reconciliation. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding stock-based compensation and related employer taxes, amortization of intangible assets, employee separation costs, costs related to our reverse split and employee option exchange program, the effects of special charges such as asset impairments and restructuring charges, gain on extinguishment of debt and/or non-cash interest expense on our convertible senior notes. We have historically reported similar financial measures and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

We use non-GAAP gross margin, operating expenses, operating income/(loss), net income/(loss) and net income/(loss) per share internally to evaluate our operating performance and to determine certain components of management compensation. In addition, we use these non-GAAP measures for internal budgets and forecasts. We believe that these non-GAAP measures can be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Non-GAAP gross margin excludes stock-based compensation expense, employer taxes on stock-based compensation, amortization of intangible assets and employee separation costs. Non-GAAP operating expenses exclude stock-based compensation expense, employer taxes on stock-based compensation, employee separation costs, special charges, reverse stock split costs and employee option exchange costs. Non-GAAP operating income/(loss) excludes stock-based compensation expense, employer taxes on stock-based compensation, amortization of intangible assets, employee separation costs, special charges, reverse stock split costs and employee option exchange costs. Non-GAAP net income/(loss) and non-GAAP net income/(loss) per share exclude stock-based compensation expense, employer taxes on stock-based compensation, amortization of intangible assets, employee separation costs, special charges, reverse stock split costs, employee option exchange costs, gain on extinguishment of debt and non-cash interest expense on our convertible senior notes.

As a result of our adoption of certain provisions under FASB ASC 718 – Stock Compensation in the first quarter of fiscal 2006, our GAAP statements of operations for periods beginning in fiscal year 2006 include stock-based compensation expense. We believe that excluding stock-based compensation and employer taxes on stock based compensation from non-GAAP measures can enhance the understanding of our performance. We exclude the amortization of intangible assets and asset impairments from non-GAAP measures because we believe it provides a helpful perspective on our operating performance. We exclude special charges, employee separation costs, reverse stock split costs, costs related to our employee option exchange program and non-cash interest expense on our convertible senior notes because they include restructuring charges, asset impairments or other significant discrete items that may not be indicative of our ongoing operations or economic performance. We exclude gain on debt extinguishment because it is considered by management to be outside our core operating activities.

We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking non-GAAP measures to GAAP measures because of our inability to project special charges, employee separation costs and stock-based compensation related expenses.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. The non-GAAP measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. We endeavor to compensate for the limitations of these non-GAAP measures by providing GAAP financial statements, descriptions of the reconciling items and a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures so that investors can appropriately incorporate the non-GAAP measures and their limitations into their analyses. For complete information on stock-based compensation and related employer taxes, amortization of intangible assets, our reverse stock split, our employee option exchange program, employee separation costs, special charges, gain on extinguishment of debt and non-cash interest expense on our convertible senior notes, please see our financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report we expect to file with the SEC with respect to the financial periods discussed herein.

MINDSPEED TECHNOLOGIES, INC.

Consolidated Condensed Balance Sheets
(unaudited, in thousands)

	January 1,	October 2,
	2010	2009
		(As Adjusted)(*)
ASSETS
Current Assets
Cash and cash equivalents	$11,481	$20,891
Receivables, net	12,743	7,662
Inventories	9,395	10,902
Deferred tax assets - current	1,528	1,574
Prepaid expenses and other current assets	2,801	2,529
Total current assets	37,948	43,558

Property, plant and equipment, net	11,639	11,018
License agreements	6,824	6,505
Other assets	1,291	1,382
Total assets	$57,702	$62,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,673	$6,338
Accrued compensation and benefits	5,862	5,788
Accrued income taxes	413	525
Deferred income on sales to distributors	5,063	2,604
Deferred revenue	796	1,106
Restructuring	925	448
Convertible senior notes – short term	—	10,349
Other current liabilities	2,457	2,177
Total current liabilities	23,189	29,335

Convertible senior notes – long term	13,513	13,415
Other liabilities	1,408	823
Total liabilities	38,110	43,573

Stockholders' equity	19,592	18,890
Total liabilities and stockholders' equity	$57,702	$62,463

(*) On October 3, 2009, the Company adopted FASB ASC 470-20 for the accounting of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements). In accordance with this standard, our prior period financial statements have been adjusted to record a debt discount for the conversion feature and the subsequent amortization to interest expense. The associated increase in our net loss was $0.4 million in the fourth quarter of fiscal 2009 and $2.2 million in the first quarter of fiscal 2009. The increase in our net loss in the first quarter of fiscal 2009 represents both amortization of the debt discounts as well as a reduction in the gain we recorded on our debt extinguishments.

MINDSPEED TECHNOLOGIES, INC.

Consolidated Condensed Statements of Cash Flows
(unaudited, in thousands)

	Three months ended
	January 1,	January 2,
	2010	2009
		(As Adjusted)(*)
Cash Flows From Operating Activities
Net loss	$(160)	$(5,751)
Adjustments required to reconcile net loss to the net cash provided by (used in) operating activities:
Depreciation and amortization	1,431	1,650
Restructuring charges	860	2,305
Stock compensation	937	967
Inventory provisions	963	486
Gain on debt extinguishment	—	(1,121)
Amortization of debt discount on convertible senior notes	249	446
Other non-cash items, net	200	176
Changes in assets and liabilities:
Receivables	(5,097)	5,837
Inventories	544	(2,701)
Accounts payable	714	(3,900)
Deferred income on sales to distributors	2,459	(743)
Restructuring	(395)	(956)
Accrued expenses and other current liabilities	(365)	(175)
Other	(359)	213

Net cash provided by (used in) operating activities	1,981	(3,267)

Cash Flows From Investing Activities
Capital expenditures	(808)	(2,175)

Net cash used in investing activities	(808)	(2,175)

Cash Flows From Financing Activities
Extinguishment of convertible debt	(10,500)	(17,320)
Payments made on capital lease obligations	(151)	—
Borrowings under line of credit	7,000	—
Payments made on borrowings under line of credit	(7,000)	—
Debt issuance costs	—	(244)
Exercise of options and warrants	44	—

Net cash used in financing activities	(10,607)	(17,564)

Effect of foreign currency exchange rates on cash	24	3

Net decrease in cash and cash equivalents	(9,410)	(23,003)
Cash and cash equivalents at beginning of period	20,891	43,033

Cash and cash equivalents at end of period	$11,481	$20,030

(*) On October 3, 2009, the Company adopted FASB ASC 470-20 for the accounting of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements). In accordance with this standard, our prior period financial statements have been adjusted to record a debt discount for the conversion feature and the subsequent amortization to interest expense. The associated increase in our net loss was $0.4 million in the fourth quarter of fiscal 2009 and $2.2 million in the first quarter of fiscal 2009. The increase in our net loss in the first quarter of fiscal 2009 represents both amortization of the debt discounts as well as a reduction in the gain we recorded on our debt extinguishments.

MINDSPEED TECHNOLOGIES, INC.

Selected Corporate Data
(unaudited, in thousands)

	Three months ended
	January 1,	October 2,	January 2,
	2010	2009	2009

Gross margin %	64%	62%	68%

Cash provided by (used in):
Operating activities	$1,981	$2,267	$(3,267)
Investing activities	(808)	(2,126)	(2,175)
Financing activities	(10,607)	8,947	(17,564)
Effect of foreign currency on cash	24	(68)	3
Net increase (decrease) in cash	$(9,410)	$9,020	$(23,003)

Depreciation	$1,192	$1,256	$1,303
Capital expenditures	1,833	1,232	1,784

Revenues by region:
Americas	$8,618	$9,059	$12,319
Europe	2,352	2,807	4,118
Asia-Pacific	26,056	22,877	14,294
	$37,026	$34,743	$30,731

Revenues by product line:
Multiservice access DSP products	$13,955	$14,240	$10,789
High-performance analog products	11,580	10,405	10,519
WAN communications products	11,491	10,098	6,423
Total net product revenues	37,026	34,743	27,731
Intellectual property	—	—	3,000
Total net revenues	$37,026	$34,743	$30,731

CONTACT:
Press Relations Contact:
Magnet PR Group
Lisa Briggs, 949-305-5131
lisab@magnetprgroup.com
or
Investor Relations Contact:
Mindspeed Technologies, Inc.
Andrea D. Williams, 949-579-3111